Exhibit 10.15

CONSULTING SERVICES AGREEMENT

THIS AGREEMENT made effective March 17, 2025 (the “Effective Date”)

BETWEEN:

SINDA LTD.

c/o THE ELECTRUM GROUP LLC

600 FIFTH AVE. 24TH FL.

NEW YORK, NEW YORK 10020

USA

(the “Company”)

AND:

1520955 B.C. LTD.

1133 Homer Street PH 4,

Vancouver BC, V6B 0B1

Canada

(the “Contractor”)

WHEREAS:

A.                            Contractor has extensive experience in financial strategy and operations, corporate finance and capital markets in the natural resources sector.

B.                            The Company and the Contractor desire to enter into a contract for services whereby the Contractor will provide services to the Company.

C.                            The Contractor will become intimately involved with the Company’s business and with the confidential information of the Company, and by virtue of such involvement will become personally acquainted with the trade secrets of the Company. The Company desires to be able to impart said confidential information and secrets to the Contractor secure in the knowledge that such information will be used for the sole benefit of the Company and not in competition with or to the detriment of the Company, directly or indirectly, by the Contractor.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the foregoing recitals and of the mutual promises, covenants and agreements hereinafter set forth, the Company and the Contractor hereby promise, covenant and agree as follows:

1.                          Independent Contractor

1.1                        The Company engages the Contractor to provide, and the Contractor shall provide, the services (the “Services”) described in Schedule A hereto.

1.2                        The  Contractor  shall  at  all  times  be  an  independent  contractor.   Neither  the Contractor nor any of its employees, principals, representatives, directors and officers (the “Representatives” and each a “Representative”) is an employee or agent of the Company and no partnership, joint venture or agency will be created by this Agreement or by any action of the parties under this Agreement and neither the Contractor nor any of its Representatives shall represent itself, himself or herself to be in any such relationship with the Company.

1.3                        The Contractor acknowledges and agrees that Contractor shall be responsible for payment to the proper authorities of any and all applicable taxes, employment insurance premiums, Canada Pension Plan contributions and Workers’ Compensation insurance premiums in respect of the remuneration paid hereunder.

1.4                        The Company shall not be liable to the Contractor for any damages, liabilities, penalties, interest or costs caused to the Contractor for failure to make any required source deductions or payments that the Company would make in respect of payment or remuneration to employees. The Contractor agrees to indemnify and save harmless the Company from any and all damages, penalties, interest, costs and liabilities of any nature arising as a result of the Company not making any required source deductions pursuant to the Income Tax Act, the Employment Insurance Act, the Canada Pension Plan or any other applicable federal, provincial, state or local laws and regulations on payments to the Contractor. The Company may at any time set off any amounts owing to it by the Contractor against any and all amounts payable by the Company to the Contractor including but not limited to amounts payable under this Agreement.

2.                          Term of Contract and Termination

2.1                      The provision of the Services by the Contractor to the Company pursuant to the terms of this Agreement shall commence on March 17, 2025 and shall continue until the Contractor has completed the Services, unless terminated earlier in accordance with Paragraphs 2.2 or 2.3 (the “Term”).

2.2                      If this Agreement is terminated by the Company without cause after September 17, 2025 (or during the first six months of the Term following a Change in Control (as defined in the Company’s Long Term Incentive Plan)), the Company shall pay the Contractor an amount equal to 12 months of the monthly fee and, if the termination occurs during the first two years of the Term, the annual fee as set out in Schedule B.

2.3                        The Contractor may terminate this Agreement upon 60 days written notice to the Company.

2.4                        Notwithstanding any other provision of this Agreement, if the Contractor fails to comply with any provision of this Agreement or if the Contractor otherwise engages in activities that constitute “cause”, as defined herein, then, and in addition to any other remedy or remedies available to the Company, the Company may, at its option, immediately terminate this Agreement  by giving written notice of termination to the Contractor and, if such option is exercised, the Company will be under no further obligation to the Contractor except to pay to the Contractor such amount as the Contractor is entitled to receive, pursuant to Schedule B attached hereto, for services provided and expenses incurred to the date said notice is given or delivered to the Contractor. For purposes of this Paragraph 2.3, “cause” means any one or more of the following: (i) the Contractor’s or any of its Representatives’ engaging in illegal or unlawful conduct or intentional acts of fraud, embezzlement, or misappropriation of Company assets, or any other intentional misconduct that directly and demonstrably causes significant harm to the Company’s business operations, reputation, or legal standing; (ii) the Contractor or any of its Representatives has been convicted of (or has pleaded guilty or no contest to) a felony or any crime involving theft or moral turpitude; or (iii) the Contractor, any of its Representatives or any of its affiliates diverts or usurps an opportunity of the Company.

3.                          Performance

3.1                        In performing the Services hereunder, the Contractor and its Representatives shall: (a) act honestly and in good faith in what the Contractor reasonably believes to be in the best interests of the Company; (b) exercise the degree of care, diligence and skill that a reasonably prudent person engaged in the provision of services similar to the Services would exercise in comparable circumstances; and (c) not perform any services for or provide any advice to any other person, firm, corporation or other entity, which, in the reasonable opinion of the Company, gives rise to a conflict of interest between the obligations of the Contractor to the Company under this Agreement and the obligations of the Contractor to such other person, firm, corporation or other entity.

3.2                       The Contractor and its Representatives shall further observe and comply with all applicable safety policies and guidelines of the Company when on the Company’s or its affiliates’ properties and agrees to comply in all material respects with all present and future statutes, laws, regulations, orders, by-laws, codes, permits, directives and other lawful requirements of any federal, provincial, state, municipal, regional or any other governmental authority now or hereinafter in force relating in any way to the environment, remediation, reclamation, health, occupational health and safety, product liability, contaminants or transportation or dangerous goods, including without limitation all applicable guidelines, rules, criteria, policies and standards with respect to the foregoing as adopted by any such government authority from time to time.

3.3                      In addition to the above, Contractor will, at its own expense, comply with all other federal, state and local laws, statutes, ordinances, codes, regulations, rules, requirements, guidelines, court rulings, orders or determinations of all governmental authorities applicable to the performance of the Services.

3.4                        At the Company’s request, Contractor will complete and provide the Company with U.S. IRS form W-8BEN-E.

3.5                        Unless otherwise agreed to by the Company in writing, all Services will be provided under the sole direction of Pieter A. van Niekerk.

4.                          Remuneration, Expenses and Other Payment

4.1                        The Company shall pay to the Contractor, in full payment and reimbursement for providing the Services and for expenses incurred in connection therewith, the amounts in the manner and at the times set out in Schedule B, and the Contractor shall accept the same as full payment and reimbursement.

5.                          Records

5.1                      The Contractor shall, where Contractor’s remuneration is determined on the basis of time, establish and maintain adequate records of the time expended by Pieter A. van Niekerk or any of the Contractor’s employees or sub-contractors in connection with provision of the Services, and the Contractor’s invoices shall contain a summary of time expended and expenses claimed, with all receipts for claimed expenses attached to the applicable invoices.

5.2                       Where this Agreement provides for reimbursement of expenses incurred by the Contractor expressly for the provision of the Services, the Contractor shall (a) establish and maintain books of account of any such expense incurred; and (b) maintain invoices, receipts and vouchers for any such expenses, and the Company will have free access at all reasonable times to such records, books of account, invoices, receipts and vouchers (including time records maintained pursuant to Paragraph 5.1 hereof) for the purposes of copying and/or auditing the same.

6.                          Confidential Information

6.1                        The Contractor agrees that all information, documents, data, records, software and other property, furnished to the Contractor by or on behalf of the Company or produced by the Contractor or others in connection with the performance of the Services, shall be and remain the sole property of the Company. The Contractor agrees to keep such records and other documentary property of the Company in confidence and subject to the Company’s control, and shall promptly return them to the Company as and when requested by the Company. Should the Company not so request, the Contractor shall return and deliver all such documentary and other property upon termination of this Agreement and the Contractor shall not take any such property or any reproduction of such property upon such termination.

6.2                    The Contractor recognizes that the Company generates and uses valuable proprietary information and, to protect the legitimate interests of the Company, it is necessary for the Company to prevent unauthorized use or disclosure of the information.

6.3                     The term “Confidential Information” as used in this Agreement means any information identified or reasonably identifiable as confidential or proprietary information of the Company concerning the Company’s business or technologies or any other interests or information not generally available to third parties including, but not limited to: trade secrets, software, Developments (as hereinafter defined), financial information, marketing and sales plans, strategies, research or development activities, employee or subcontractor information, shareholder information, sales records and forecasts, business plans, services contracts, customer contacts, customer lists or information, drawings, licenses, costing information, and any and all revisions and improvements relating to the foregoing (in each case whether or not reduced to tangible form) and any confidential or proprietary information owned by a third party and provided to the Company which the Company has agreed to keep confidential.

6.4                      The Contractor agrees that the Confidential Information is and will remain the exclusive property of the Company. The Contractor also agrees that the Confidential Information constitutes a proprietary right which the Company is entitled to protect and constitutes information and knowledge not generally known to the trade.

6.5                        In the course of providing the Services under this Agreement, the Contractor will obtain access to and be entrusted with Confidential Information. At all times during this Agreement and after the termination of this Agreement:

(a)	The Contractor shall maintain securely and hold in strict confidence all Confidential Information disclosed to it;

(b)	The Contractor shall not, without the express written consent of the Company, disclose any of the Confidential Information to any person, corporation or other entity other than the Representatives of the Contractor; provided, however, that the Contractor will be responsible for any breach of the terms of Sections 6.1 – 6.6 by any of its Representatives;

(c)	The Contractor shall not use any of the Confidential Information for any purpose other than in the normal and proper course of performing the Services; and

(d)	The Contractor shall not duplicate or transfer or allow any person to duplicate or transfer any of the Confidential Information.

6.6                        The restrictive obligations set forth above shall not apply to the disclosure or use of any information which:

(a)	is or becomes generally publicly available other than as a result, directly or indirectly, of the Contractor’s or its Representatives’ disclosure;

(b)	is lawfully made available to the Contractor by a third party or a source outside this Agreement; provided that such source is not bound by a confidentiality agreement with the Company or otherwise prohibited from transmitting the information to the Contractor or its Representatives by a contractual or legal obligation; or

(c)	disclosure required to be made as a result of a government subpoena.

7.                          Ownership of Developments

7.1                   The Contractor acknowledges that all discoveries, know-how, inventions, formulae, processes, techniques, improvements, computer programs, software or parts thereof and other innovations and proprietary information (whether patentable or not) made, conceived, developed, reduced to practice or learned by the Contractor or its Representatives, either alone or with others, during the course of the Contractor’s relationship with the Company pursuant to this Agreement or any previous consulting agreements or arrangements between the Contractor and the Company, and that in any way relate to the services, products or business of the Company and whether or not conceived, developed, reduced to practice or made while the Contractor was performing the Services (collectively “Developments”), and any and all services and products which embody, emulate or employ any such Developments, will be the sole property of the Company or its nominee.

7.2                        The Contractor agrees to promptly disclose to the Company any Developments.

7.3                    The  Contractor  agrees  that  all  intellectual  property  rights,  applications  and registrations relating to the Developments, including all patents, industrial design registrations and copyrights, and divisions, derivative applications, continuations, reissues, re-examinations, extensions and reversions and rights of priority resulting from the filing of applications (hereinafter collectively referred to as the “Protection”) are the exclusive property of the Company or its nominee.

7.4                    The Contractor hereby assigns to the Company or its nominee and their respective successors or assigns, all (if any) rights, title and interest in and to the Developments which the Contractor or its Representatives may have from time to time and agrees that the Company shall exclusively be entitled to apply for Protection in the Company’s own name.

7.5                      The Contractor covenants and agrees to do all such other things and to execute, or have executed, without further consideration, at the Company’s expense, such documents as may be required by the Company to obtain and maintain the Protection and for assigning, transferring, conveying and securing to the Company the exclusive right, title, property, benefit and interest in and to such Protection and all Developments.

7.6                        The Contractor waives all of its moral rights, as defined under the Copyright Act or similar legislation worldwide, in any Developments.

7.7                      The provisions of this Article 7 supersede all prior understandings and agreements between the Company and the Contractor which relate to its subject matter and shall survive any termination of this Agreement for any reason and remain in full force and effect.

8.                          Reports

8.1                        The Contractor will, upon the request of the Company:

(a)	fully inform the Company of the work done and to be done by the Contractor in connection with the provision of the Services; and

(b)	permit the Company at all reasonable times to inspect, examine, review and copy any and all findings, data, specifications, drawings, working papers, reports, documents and material whether complete or otherwise that have been produced, received or acquired by, or provided by the Company to the Contractor as a result of this Agreement.

9.                           Limitation of Liability

9.1                     Notwithstanding anything to the contrary in this Agreement, the Contractor shall not assume any liability to the Company for any claims, losses, damages, liabilities, costs, and expenses, whether in contract, tort (including negligence), or otherwise, arising out of or relating to this Agreement or the Services.

9.2                        In no event shall the Contractor be liable for any indirect, incidental, special, consequential, or punitive damages, including without limitation, loss of profits, loss of business, loss of opportunity, or loss of goodwill, even if the Contractor has been advised of the possibility of such damages.

10.                        Indemnification

10.1                     The Company shall indemnify, defend, and hold harmless the Contractor and its Representatives from and against any and all claims, losses, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees) arising out of or relating to any third-party claims to the extent such claims arise directly from the Company’s negligence, misconduct, or breach of this Agreement.

10.2                     The Company shall indemnify, defend, and hold harmless the Contractor and its Representatives from and against any and all claims, losses, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees) arising out of or relating to any third-party claims to the extent such claims arise from the Contractor acting in good faith on behalf of the Company.

11.                        Sub-contracting and Assignment

11.1                     The Contractor shall not assign this Agreement or any right of the Contractor under this Agreement, or sub-contract the provision of the Services or any obligation of the Contractor under this Agreement, without the prior written consent of the Company.

11.2                   No sub-contract entered into by the Contractor will relieve the Contractor from any of its obligations pursuant to this Agreement or impose any obligation or liability upon the Company to any such sub-contractor.

12.                        General

12.1                      In this Agreement, unless context otherwise requires, words importing the singular include the plural and vice versa, and words importing gender include all genders,

12.2                   This Agreement shall be binding on the Contractor’s successors, assigns, heirs, executors, administrators and legal representatives and shall enure to the benefit of any successors and assigns of the Company.

12.3                     No consent or waiver, express or implied, by any party to or of any breach or default by the other party in the performance by the other of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default of the same or any other obligation of such party. Failure on the part of any party to complain of any act or failure to act  of the other of them, or to declare the other party in default irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder or of the right to then or subsequently declare a default.

12.4                      Save and except for the express provisions of this Agreement, any and all previous agreements, written or oral, between the parties hereto or on their behalf relating to the provision of the Services by the Contractor to the Company are hereby terminated and cancelled and each of the parties hereto hereby releases and forever discharges the other of and from all manner of actions, causes of action, claims and demands whatsoever under or in respect of any such agreement.

12.5                      This Agreement constitutes the entire agreement between the parties.

12.6                    If any provision of this Agreement is determined to be void or unenforceable, in whole or in part, it shall not be deemed to affect or impair the enforceability or validity of any other provision of this Agreement or of any Schedule or any part thereof, and any such covenant or agreement may be severed from this Agreement without affecting the remainder of the Agreement.

12.7                THIS AGREEMENT AND ALL DISPUTES OR CONTROVERSIES ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO CONFLICTS OF LAW PRINCIPLES. NEW YORK STATE OR NEW YORK FEDERAL COURTS SHALL HAVE EXCLUSIVE JURISDICTION OVER ALL CONTROVERSIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY OBJECTION, INCLUDING ANY OBJECTION BASED ON THE GROUNDS OF LACK OF VENUE OR FORUM NON CONVENIENS, WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTIONS BASED ON ANY SUCH CONTROVERSY. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY CLAIM, DEMAND OR ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT.

12.8                     Any notice relating to this Agreement or required or permitted to be given in accordance with this Agreement shall be in writing and shall be personally delivered or mailed by registered mail, postage prepaid to the parties at their respective addresses set out on the first page of this Agreement, or delivered by e-mail to the e-mail address of the party on file in the other party’s records.

12.9                     The Contractor shall, upon the reasonable request of the Company, make, do, execute or cause to be made, done or executed all such further and other lawful acts, deeds, things, documents and assurances of whatsoever nature and kind for the better or more perfect or absolute performance of the terms, conditions and intent of this Agreement.

12.10                The Contractor understands and agrees that, without prejudice to whatever rights and other remedies the Company may have, the Company may enforce its rights under this Agreement by way of injunction, and may obtain an injunction, including an interim injunction to restrain any breach or anticipated breach of any of the provisions of this Agreement.

12.11                  The Company and the Contractor acknowledge and declare that in executing this Agreement they are each relying wholly on their own judgment and knowledge and have not been influenced to any extent whatsoever by any representations or statements made by or on behalf of the other party regarding any matters dealt with herein or incidental hereto.

12.12                    Articles 1, 6, 7, 9, 10 and 12 shall survive the termination of this Agreement.

12.13                    This Agreement may be executed by the parties hereto in counterparts, each of which shall be considered an original for all purposes.

12.14                   The Company and the Contractor further acknowledge and declare that they each have carefully considered and understand the terms of this Agreement including, but without limiting the generality of the foregoing, the restrictions on the Contractor after termination and that they execute this Agreement voluntarily and of their own free will.

[Signature page follows.]

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the day and year first above written.

1520955 B.C. LTD.

By:	/s/ Pieter A. van Niekerk
Name: Pieter A. van Niekerk
Title: President

SINDA LTD.

By:	/s/ Ali R. Erfan
Name: Ali R. Erfan
Title: Director

[Signature page to Consulting Agreement – Sinda Ltd. and AVN Consulting Entity]

SCHEDULE A

Advisory and consulting services in the areas of financial strategy, corporate finance and capital markets, including, but not limited to, the following:

1.	Financial Strategy & Management

○	Financial planning, forecasting, and budgeting to support company objectives

○	Development and implementation of financial controls, policies and procedures

○	Hiring and supervision of finance team

○	Audit readiness and liaising with external auditors

2.	Capital Raising & Corporate Finance
○	Advising and implementing capital structuring strategies, including debt and equity financing

○	Preparation of investor presentations and financial models for existing and potential investors, affiliates, lenders and strategic partners

○	Supporting negotiations with financial institutions, private investors and other funding sources

3.	IPO Readiness
○	Leading efforts to prepare the Company for a potential initial public offering

○	Assisting in financial reporting and compliance with regulatory requirements

○	Advising on board communications, governance and investor relations

Additional services as agreed by the parties from time to time.

Schedule A

SCHEDULE B

REMUNERATION, EXPENSES AND OTHER PAYMENT

The Company shall pay the Contractor a monthly fee of US$14,583.33, pro-rated for any partial months. During the first two years of the term, the Company will also pay an annual fee of US$75,000 per year, payable on or before the first and second anniversaries of the Effective Date. By mutual agreement of the Company and Contractor, the Company may pay additional fees to Contractor as may be agreed from time to time.

The Company shall pay invoices within 7 days of receipt. In the event that any invoice is not paid within 14 days of receipt, the Company shall pay interest on the outstanding amount at a rate of 2% per month, calculated from the date the payment was due until the date payment is made.

The Contractor shall be entitled to reimbursement for reasonable expenses incurred in connection with the provision of the Services, including but not limited to travel, accommodation, meals and cellphone costs. The Contractor shall provide the Company with detailed receipts and documentation for all expenses.

INVOICING

1.	Monthly invoices for services and disbursements must be submitted for payment within fifteen days after the end of each month. Receipts for disbursements are to be submitted with invoice.

2.	Invoices shall clearly show:

Brief description of work
Current invoice total

Breakdown of fees/disbursements/HST

Such other information as reasonably required by the Company’s policies and procedures.

3.	Invoices to be sent by email to the attention of:

Fabian Galindo Osuna
[***]

Exhibit B-1